Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES

INCREASE IN NET ASSETS FOR THIRD QUARTER

HOUSTON, TX – November 14, 2006 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) reports net assets as of September 30, 2006, of $92.9 million, equivalent to $11.47 per share. This represents a 10% increase from the second quarter of 2006 and an increase of approximately 14% since the end of 2005 and adjusted for the effect of the $2.50 per share dividend declared on February 2, 2006. Comparative data is summarized below:

	9/30/06	6/30/06	3/31/06	12/31/05
Net assets	$92,943,564	$84,307,330	$80,065,212	$92,602,338
Shares outstanding	8,106,365	8,106,365	8,106,365	7,376,592
Net assets per share	$11.47	$10.40	$9.88	$12.55

Significant events for the third quarter of 2006 are as follows:

•	Portfolio Company Increase. ConGlobal Industries, Inc., Jones Industrial Holdings, Inc., PalletOne, Inc., Sovereign Business Forms, Inc. and Spectrum Management, LLC collectively increased approximately $8.9 million in value due to improved operating performance. These portfolio companies comprise approximately 42% of the Fund’s net assets. Of the $8.9 million increase, ConGlobal Industries, Inc. represented an increase of approximately $5.7 million.

•	Change in Fund’s Name and Objective. In August, shareholders of the Fund approved the change of the Fund’s investment strategy to one reflecting a total return investment objective. This new strategic focus targets investments with capital appreciation and current income features. Shareholders also approved the change of the Fund’s name from Equus II Incorporated to Equus Total Return, Inc.

•	Healthcare Investment. The Fund committed to invest up to $11,100,000 in RP&C International Investments LLC (“RP&C”) to make investments in the assisted living market. RP&C will invest in preferred equity or provide subordinated debt to companies which will acquire nursing and residential care homes in the United Kingdom and/or Germany.

•	Credit Agreement. The Fund secured a new revolving line of credit agreement with Regions Bank for $10 million.

“We are pleased with the second consecutive quarterly increase in net assets for the Fund. In October, while adhering to our total return strategy, the Board adopted a managed distribution policy and approved an annual dividend of $0.50 per share. The first quarterly dividend payment of $0.125 will be made on December 7, 2006 to shareholders of record as of November 7, 2006. This dividend feature reflects our ongoing commitment to the enhancement of shareholder value,” commented Anthony Moore, Co-Chairman, CEO and President of the Fund.

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus may be obtained from the website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.